EXHIBIT 10.1

THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT
Trinity Bay, Redfish Reef, Fishers Reef, North Point Bolivar Fields
in Galveston and chambers Counties, Texas

This THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT (the “Third Amendment”) is dated effective as of March 1, 2007, and is made by and between Masters Resources, LLC, and Masters Oil & Gas, LLC, both Texas limited liability companies having their respective principal places of business at 9801 Westheimer, Suite 1070, Houston, Texas 77042 (collectively, “Masters”), and Tekoil and Gas Gulf Coast, LLC, a Delaware limited liability company, having its principal place of business at 5036 Dr. Phillips Blvd., Suite 232, Orlando, Florida 32819 (“Buyer”) (Masters and Buyer are sometimes called collectively the “parties” and individually “party”).

RECITALS

On November 13, 2006, Masters and Tekoil and Gas Corporation, a Delaware corporation (“Original Buyer”), executed and delivered Purchase and Sale Agreement, dated effective as of October 1, 2006, covering the Assets. On December 29, 2006, Masters and Original Buyer executed and delivered that certain First Amendment to Purchase and Sale Agreement also covering the Assets. On February 8, 2007, the parties contemporaneously executed and delivered that certain Second Amendment and that certain Assignment and Assumption Agreement (the “Assignment”) by and between Buyer and Original Buyer (the Purchase and Sale Agreement, the First Amendment to Purchase and Sale Agreement, and the Second Amendment to the Purchase and Sale Agreement are herein collectively referred to as the “Original Agreement”). The parties now desire to amend the Original Agreement in certain respects. Accordingly, the parties agree as set out in this Third Amendment. (Unless otherwise noted, defined terms used in this Third Amendment shall have the meanings set out in the Original Agreement.)

I. AMENDMENTS

A.           Section 8.1 of the Original Agreement is deleted and the following is inserted in lieu  thereof:

“8.1	Date, Time and Place of Closing

Unless the parties agree otherwise in writing and subject to the provisions in this Agreement, the completion of the transaction contemplated by this Agreement (the “Closing”) will be held on or before March 16, 2007, at 10:00 a.m. Central Standard Time (or such earlier date or time as the parties may agree). The Closing will be held at the offices of Masters as set forth in the opening paragraph of this Agreement (or such other place as the parties may agree). In the event that the Closing does not occur before the close of business at 5:00 p.m. on March 16, 2007, Masters shall have the right to terminate this Agreement and to retain the Deposit.”

B.           With respect to Section 4.1 (A) of the Original Agreement, the Examination Period applies to any due diligence being performed or to be performed on behalf of, or at the request of Buyer’s financing sources, and “February 23, 2007” is deleted and “March 9, 2007” is inserted in lieu thereof. Except for the change of dates set forth herein, the amendment set forth in Article I.B. of the First Amendment to the Original Agreement is unchanged.

C.           In Section 9.3 of the Original Agreement, “March 2, 2007” is deleted and “March 16, 2007” is inserted in lieu thereof.

D.           Section 4.1 (D) of the Original Agreement is deleted and the following is inserted in lieu thereof:

“(i) Masters will protect and hold Buyer harmless from and against any final and non-appealable judgment rendered in that certain litigation matter styled [insert style of case] (the “Litigation”), including the costs and expenses of defending the same, and at the closing the sum of $1 million shall be deposited by Masters and Buyer into the Escrow Account, to guarantee the performance by Masters of this obligation so that upon the dismissal of the Litigation without recourse against Masters, or upon Masters’ payment of any judgment taken against it, or Masters’ payment in settlement of the claims against it arising out of the Litigation, then the portion of the Purchase Price withheld by Buyer shall be paid to Masters; and if Masters fails to meet the obligation imposed by this section of this Agreement so that claims are asserted against Buyer, then the portion of the Purchase Price so withheld by Buyer shall be paid to Buyer; provided, however, the payment to Buyer of such withheld portion of the Purchase Price shall not release or affect in any manner, the obligations of Masters set out above in this Section 4.1 (D) (i) or the rights of Buyer to exercise such remedies against Masters as may be authorized by applicable law in the event Masters, or either of them, fail to perform their obligations set out in Section 4.1(D) (i).1

(ii) Masters will protect and hold Buyer harmless from and against any final and non-appealable judgment rendered in any litigation brought by Erskine Energy Partners II, L.P. (“Erskine”) based upon the claim asserted (or the facts giving rise thereto) on behalf of Erskine in that certain letter dated February 7, 2007, from Elizabeth Miller at Scott, Douglass & McConnico, LLP, addressed to Masters (the “Erskine Claim”), including the costs and expenses of defending the same, and at the closing a sum, to be stated in the separate agreement referenced hereinbelow, shall be deposited by Masters into an Escrow Account, to guarantee the performance by Masters of this obligation so that upon the dismissal with prejudice and without recourse against Masters, Buyer, its permitted assigns and any of the Assets of any such litigation, or upon Masters’ payment of any judgment taken against it, or Masters’ payment in settlement of all claims against it, Buyer, its permitted assigns and any of the Assets arising out of the Erskine Claim, then the portion of the Purchase Price withheld by Buyer shall be paid to Masters; and if Masters fails to meet the obligation imposed by this section of this Agreement so that claims are asserted against Buyer, its permitted assigns and any of the Assets, then the portion of the Purchase Price so withheld by Buyer shall be paid to Buyer; provided, however, the payment to Buyer of such withheld portion of the Purchase Price shall not release or affect in any manner, the obligations of Masters set out above in this Section 4.1 (D) (ii) or the rights of Buyer to exercise such remedies against Masters as may be authorized by applicable law in the event Masters, or either of them, fail to perform their obligations set out in Section 4.1(D) (ii). The substance of this amendment is being documented in a separate agreement between Masters and Buyer, and to the extent that there may be any conflict between such agreement and this Agreement, that separate agreement pertaining to the Erskine Claim shall govern and control over Section 4.1(D) (ii) of the Original Agreement as amended herein.”

II. MISCELLANEOUS

A.           To the extent any provision of the Original Agreement, conflicts with any provision of this Third Amendment, the provisions of this Third Amendment shall control and be used to determine the obligations of the Parties.

B.           The parties ratify confirm and adopt the Original Agreement as amended and supplemented by this Third Amendment.
____________________
1 The parties acknowledge that the paragraph referred to as Section 4.1 (D) (i) in this Third Amendment was inadvertently deleted in that certain Second Amendment to the Purchase and Sale Agreement dated February 8, 2007, and thus is reinserted and incorporated as part of the Original Agreement.

C.           Facsimile delivery of this Third Amendment signed by each party to the other shall be binding and effective the same as if an original signed copy has been delivered by each party to the other. This Third Amendment may be executed in multiple counterparts, each of which shall be considered an original and all of which together shall constitute one and the same document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of March 1, 2007.

TEKOIL AND GAS GULF COAST, LLC

By:	Tekoil & Gas Corporation,
Its Sole Member

By:	/s/ Mark Western
Name: Mark Western Title: President

MASTERS RESOURCES, LLC:		MASTERS OIL & GAS, LLC:

By:	/s/ John W. Barton	By:	/s/ John W. Barton
	Name: John W. Barton		Name: John W. Barton
	Title: Manager		Title: Manager